UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2012 (October 23, 2012)

HCA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11239	27-3865930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Park Plaza, Nashville, Tennessee		37203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 23, 2012, the Board of Directors of HCA Holdings, Inc. (the “Registrant”) declared a cash distribution in the aggregate amount of approximately $1.2 billion (inclusive of the distributions to holders of stock options, restricted share units and stock appreciation rights as described below), or $2.50 per share of the Registrant’s outstanding common stock (the “Distribution”). The Distribution will be payable on November 16, 2012 to stockholders of record on November 2, 2012 (the “Record Date”).

In connection with the Distribution, the Registrant will reduce the per share exercise prices of any unvested options outstanding as of the Record Date by the per share Distribution amount to the extent the per share exercise price can be reduced under applicable tax rules. If the per share exercise price cannot be reduced by the full amount of the per share Distribution, the Registrant will pay to each holder of unvested options to purchase shares of the Registrant’s common stock granted pursuant to the Registrant’s equity incentive plans outstanding on the Record Date an amount on a per share basis equal to the balance of the per share amount of the Distribution not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to an unvested option to purchase shares of the Registrant’s common stock as of the Record Date on the date such option becomes vested. The Registrant will reduce the per share base price of any unvested stock appreciation rights outstanding as of the Record Date by the per share Distribution amount to the extent the base price per stock appreciation right can be reduced under applicable tax rules. If the base price per stock appreciation right cannot be reduced by the full amount of the per share Distribution, the Registrant will pay to each holder of unvested stock appreciation rights granted pursuant to the Registrant’s equity incentive plans outstanding on the Record Date an amount on a per stock appreciation right basis equal to the balance of the per share amount of the Distribution not permitted to be applied to reduce the base price of the applicable unvested stock appreciation right as of the Record Date on the date such stock appreciation right becomes vested. In addition, the Registrant will make a cash payment to each holder of unvested restricted share units under the Registrant’s equity incentive plans outstanding on the Record Date, on a per share basis, equal to the product of (x) the number of shares of common stock subject to such unvested restricted share units multiplied by (y) an amount equal to the Distribution less (z) any applicable withholding taxes (to be paid as and when the unvested restricted share unit to which such amount relates becomes vested in accordance with the applicable vesting schedule of such restricted share unit).

Also in connection with the Distribution, the Registrant will adjust vested options outstanding as of the Record Date (and, where required, amend the applicable option agreements) as follows: (i) for any vested option having a per share exercise price that is less than or equal to (x) the closing price of the Registrant’s common stock on the day prior to the October 31, 2012 ex-dividend date for the Distribution on the New York Stock Exchange minus (y) the per share Distribution amount, collectively multiplied by (z) 0.8 (such price, the “Threshold Exercise Price”), the Registrant will make a cash payment to holders of such options equal to the product of (1) the number of shares of common stock subject to such vested options outstanding on the Record Date, multiplied by (2) the per share amount of the Distribution, less (3) any applicable withholding taxes; (ii) for any vested option having a per share exercise price that is greater than the Threshold Exercise Price but less than (x) the closing price of the Registrant’s common stock on the day prior to the October 31, 2012 ex-dividend date for the Distribution on the New York Stock Exchange multiplied by (y) 0.8 (such price, the “Critical Exercise Price”), the Registrant will (a) reduce the option exercise price by 0.5 times the per share Distribution amount consistent with applicable tax laws and (b) make a cash payment to holders of such options equal to 0.5 times the amount specified in clause (i) above; and (iii) for any vested option having a per share exercise price that is equal to or greater than the Critical Exercise Price, the Registrant will reduce the option exercise price by the per share Distribution amount consistent with applicable tax laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC. (Registrant)

By:	/s/ John M. Franck II
John M. Franck II
Vice President – Legal and Corporate Secretary

Date: October 26, 2012

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